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Exhibit 23.1

The accompanying consolidated financial statements give effect to the retrospective application of an 15,965-for-one stock split of the outstanding common stock of 21st Century Oncology Holdings, Inc., that will be effected immediately prior to the completion of the offering. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon the effective date of the stock split of 21st Century Oncology Holdings, Inc.'s outstanding common stock as described in Note 21 to the consolidated financial statements and assuming that from December 31, 2013 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.

/s/ DELOITTE & TOUCHE LLP
Miami, Florida
May 6, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-193877 of our report dated April 30, 2014 (May     , 2014 as to the effect of the stock split described in Note 21) relating to the consolidated financial statements of 21st Century Oncology Holdings, Inc. and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Miami, Florida
May     , 2014

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  Exhibit 23.1